FORM OF SUB-ADVISORY AGREEMENT

AGREEMENT, made as of this 20th day of November, 2012, by and among WisdomTree Asset Management, Inc. (the “Investment Adviser”), a Delaware corporation having its principal office and place of business at 380 Madison Avenue, 21st Floor, New York, New York 10017, Mellon Capital Management Corporation (“Mellon Capital”), a Delaware corporation having its principal office and place of business at 50 Fremont Street, Suite 3900, San Francisco, California 94105, and The Dreyfus Corporation (“Dreyfus”), a New York corporation having its principal office and place of business at 200 Park Avenue, New York, New York 10166.

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Investment Adviser has entered into an Investment Advisory Agreement dated as of November 20, 2012 (the “Advisory Agreement”) with WisdomTree Trust (“Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, each of Mellon Capital and Dreyfus (each a “Sub-Adviser” and together, the “Sub-Advisers”; for avoidance of doubt, any reference to the “Sub-Adviser” shall mean each of the Sub-Advisers) is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Investment Adviser desire to retain each of the Sub-Advisers to render investment advisory and other services with respect to each of the Funds specified under the Sub-Adviser’s name in Appendix A attached hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser has the authority under the Advisory Agreement with the Trust to select sub-advisers for each Fund of the Trust;

WHEREAS, this Sub-Advisory Agreement is one of the “Ancillary Agreements” referred to in that certain Mutual Participation Agreement by and among the Adviser, the Sub-Advisers, and WisdomTree Investments, Inc., dated as of January 24, 2008 (as further amended, modified or supplemented, the “MPA”); and

WHEREAS, each Sub-Adviser is willing to furnish such services to the Investment Adviser and each Fund specified under the Sub-Adviser’s name on Appendix A;

NOW, THEREFORE, the Investment Adviser and the Sub-Advisers agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

The Investment Adviser hereby appoints each Sub-Adviser to act as an investment adviser for each Fund specified under such Sub-Adviser’s name on Appendix A attached hereto, subject to the supervision and oversight of the Investment Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. Each Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Investment Adviser in any way or otherwise be deemed an agent of the Trust or the Investment Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Investment Adviser and the Sub-Adviser.

2.	ACCEPTANCE OF APPOINTMENT

Each Sub-Adviser accepts that appointment for the Funds specified under its name on Appendix A hereto and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by the Investment Adviser in writing). If the Sub-Adviser is responsible for only a portion of a Fund’s assets, the Investment Adviser will specify on Appendix A or otherwise designate to the Sub-Adviser in writing the portion of the assets for which the Sub-Adviser is responsible, and, unless the context otherwise requires, any reference to a “Fund” in this Agreement shall be deemed to refer only to such designated portion of the Fund’s assets. The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of the Sub-Adviser.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

(a) As adviser to each Fund specified under its name on Appendix A, the Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, each Fund’s Prospectus and Statement of Additional Information and subject to the direction, supervision and control of the Investment Adviser and the Trustees of the Trust.

(b) As part of the services it will provide hereunder, the Sub-Adviser will:

(i) formulate and implement a continuous investment program and portfolio management compliance and reporting program for each Fund;

(ii) take whatever steps it deems necessary or advisable to implement the investment program for each Fund by arranging for the purchase and sale of securities and other investments;

(iii) keep the Investment Adviser fully informed on an ongoing basis of all material facts concerning the investment and reinvestment of the assets of each Fund and the operations of the Sub-Adviser relating thereto, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Investment Adviser or the Trustees of the Trust, and attend meetings with the Investment Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iv) if requested by the Investment Adviser, provide advice about the fair value of the securities and other investments/assets in the Fund; provided, however, that the parties acknowledge that the Trust is responsible for any fair value pricing; and

(v) cooperate with and provide reasonable assistance to the Investment Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed as to such matters as the Sub-Adviser considers in good faith to be necessary to the performance of their obligations to the Trust and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(c) In furnishing services hereunder, each Sub-Adviser shall be subject to, and shall perform in accordance with the following: (i) the then effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be thereafter modified, amended and/or supplemented (“Prospectus and SAI”); (ii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund(s); and (iii) any order or no-action letter of the SEC governing the operation of the Trust. Prior to the commencement of the Sub-Adviser’s services hereunder, the Investment Adviser shall provide the Sub-Adviser with current copies of the Prospectus and SAI, any order or no-action letter of the SEC governing the operation of the Trust, and any relevant compliance and other policies and procedures that are adopted by the Board of Trustees and agreed upon with the Sub-Adviser. The Investment Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents and, except as may be required by the Advisers Act or other applicable law or regulation, Sub-Adviser will not need to comply until a copy has been provided to the Sub-Adviser and agreed upon.

(d) The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including maintaining records, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

(e) The Sub-Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund in accordance with applicable federal and state laws and regulations. In placing any orders for the purchase or sale of investments for each Fund, in the name of the Fund or its nominees, the Sub-Adviser shall seek to obtain for the Fund “best execution,” considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws and regulations applicable to the Trust and the Fund.

(f) The Sub-Adviser is not authorized to engage in “soft-dollar” transactions on behalf of the Funds, except that the Sub-Adviser may engage in transactions permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), only with the express written approval of the Investment Adviser or the Trust’s Board of Trustees.

(g) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a fair and reasonable result and efficient execution, provided that the Sub-Adviser does not favor any account over any other account. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Investment Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

(h) The Sub-Adviser will provide the Investment Adviser with copies of the Sub-Adviser’s current policies and procedures adopted in accordance with Rule 206(4)-7 under the Adviser Act. To the extent the Funds are required by the Investment Company Act to adopt any such policy or procedure, the Investment Adviser will submit such policy or procedure to the Trust’s Board of Trustees for adoption by each of the Funds, with such modifications or additions thereto as the Board of Trustees or Investment Adviser may recommend with the concurrence of the Sub-Adviser. The Sub-Adviser shall furnish the services hereunder to the Fund in accordance with this Section 3 and such policies and procedures.

(i) The Sub-Adviser will maintain all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC any report on Form 13F or Schedule 13G and any amendments thereto, required by the Exchange Act, with respect to its duties as are set forth herein.

(j) The Sub-Adviser will, unless and until otherwise directed by the Investment Adviser or the Board of Trustees, exercise all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Sub-Adviser’s then-current proxy voting policies (provided such policies have been approved by the Trust’s Board of Trustees), converting, tendering, exchanging or redeeming securities.

4.	COMPENSATION OF SUB-ADVISERS; PAYMENT OF FEES UNDER CERTAIN ANCILLARY AGREEMENTS

(a) Each Sub-Adviser shall be entitled to receive a monthly fee with respect to each Fund for which it serves as Sub-Adviser equal to one-half (1/2) of the fee paid to the Investment Adviser with respect to such Fund pursuant to the Advisory Agreement. The fee shall be accrued on a daily basis and payable in accordance with the terms of the MPA.

(b) The Investment Adviser acknowledges and agrees that it will inform the Trustees at the time of any approval, amendment or renewal of this Agreement with respect to any Fund, that the fees paid under this Section 4 have been established in recognition that each Sub-Adviser is paying for certain services that are provided to the Fund as specified in the MPA, in addition to the services provided by each Sub-Adviser under this Agreement, and should be treated as such for all purposes of the Investment Company Act, including without limitation, Section 36 thereof. The Sub-Advisers shall cooperate with the Investment Adviser in providing any information that may be required by the Board of Trustees of the Trust in connection with any approval, amendment or renewal of this Agreement.

5.	LIABILITY AND INDEMNIFICATION

(a) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Trust as a result of any error of judgment by the Sub-Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Adviser, its officers, employees, consultants and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Investment Adviser or the Trust, or the omission of such information, by the Sub-Adviser Indemnitees (as defined below) for use therein.

(b) Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Investment Adviser or the Trust, or the omission of such information, by the Sub-Adviser Indemnities for use therein.

(c) A party seeking indemnification hereunder (the “Indemnified Party”) shall (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense of any Claim, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification shall not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

(d) Notwithstanding anything in this Agreement to the contrary contained herein, the Sub-Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Investment Adviser or the Trust resulting from any event beyond the reasonable control of the Sub-Adviser or its agents, including but not limited to, nationalization, expropriation, devaluation, seizure, or similar unusual actions by any governmental authority, de facto or de jure; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or acts of war, terrorism, insurrection or revolution; or acts of God (collectively, “Force Majeure Events”). Upon the occurrence of a Force Majeure Event, the Sub-Adviser, shall endeavor to recommence performance or observance without delay, in a manner consistent with its obligations under the Advisers Act, the Investment Company Act and as a fiduciary of the Trust.

6.	REPRESENTATIONS OF THE INVESTMENT ADVISER

The Investment Adviser represents, warrants and agrees that:

(a) The Investment Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

(b) The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide each Sub-Adviser with a copy of such code of ethics.

(c) The Investment Adviser (i) will be registered as an investment adviser under the Advisers Act prior to the commencement of operation of the Funds and thereafter will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

(d) The Investment Adviser acknowledges receipt of Part II of each Sub-Adviser’s Form ADV at least 48 hours prior to entering into this Agreement, as required by Rule 204-3 under the Advisers Act.

(e) The Investment Adviser shall direct the Trust’s custodian to provide timely information to each Sub-Adviser regarding such matters as the composition of assets in the portion of each Fund managed by the Sub-Adviser, cash requirements and cash available for investment in such portion of each such Fund, and all other information as may be reasonably necessary for the Sub-Adviser to perform its duties hereunder.

7.	REPRESENTATIONS OF THE SUB-ADVISERS

Each Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Investment Adviser if it is served or otherwise receives notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund(s) or the Sub-Adviser, provided, however, that routine regulatory examinations of the Sub-Adviser shall not be required to be reported by this provision. Any notification will be considered prompt if it is given in a manner consistent with the Sub-Adviser’s fiduciary and other obligations under the Advisers Act and contemporaneously with any regulatory filing or notice to other affected parties within the time that such filing or notice is required by applicable law.

(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the Sub-Adviser shall certify to the Investment Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Adviser, the Sub-Adviser shall permit the Investment Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics.

(c) The Sub-Adviser has provided the Investment Adviser with a copy of its Form ADV which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, will provide a copy of Part II annually, and promptly will furnish a copy of all material amendments to the Investment Adviser.

(d) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(e) The Sub-Adviser agrees not to consult with (i) other subadvisers to a Fund, if any, (ii) other subadvisers to any other Fund of the Trust, or (iii) other subadvisers to an investment company under common control with any Fund, concerning transactions for a Fund in securities or other assets.

8.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Investment Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Investment Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and shall promptly provide the Advisor and Trust with copies of such information, reports and materials.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Investment Adviser and the Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Appendix A by written agreement of the Investment Adviser and the Sub-Adviser and only after the approval by the Board of Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting such approval and, if required under the Investment Company Act, a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund.

13.	TERMINATION OF AGREEMENT

(a) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Trustees, or by the vote of a majority of the outstanding voting securities of such Fund, each on sixty (60) days’ written notice to the Investment Adviser and the Sub-Adviser. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Investment Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason.

(b) This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Any “assignment” (as that term is defined in the Investment Company Act) of this Agreement will result in automatic termination of this Agreement. The Sub-Adviser will notify the Trust and the Investment Adviser of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Funds named in the Prospectus and/or SAI, or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Trust and the Investment Adviser, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

(c) Following the termination of the MPA for any reason, the Investment Adviser or the Sub-Advisers may terminate this Agreement with respect to any Fund upon at least one hundred twenty (120) days’ written notice to the other. In such an event, the Sub-Advisers agree to reasonably cooperate with the Trust and the Investment Adviser in connection with the transition of subadvisory services relating to such Fund(s) to another subadviser.

14.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties with respect to any Fund only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

15.	ASSIGNMENT

The Sub-Adviser shall not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the Investment Company Act) of the Agreement shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Trust and the Investment Adviser, if any, arising out of any assignment of this Agreement by the Sub-Adviser. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

16.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

17.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

18.	USE OF SUB-ADVISERS’ NAMES

The parties agree that the name of the Sub-Advisers, the names of any affiliated persons of the Sub-Advisers and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Advisers and their affiliated persons. The Sub-Advisers have granted to the Trust a limited license to use such name, derivatives, logos, trademarks or service marks or trade names under the terms of a License Agreement (as defined in the MPA). However, upon any termination of the License Agreement prior to the termination of this Agreement, the Investment Adviser and the Trust may continue to use such name, derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Advisers. Any such use following the termination of the License Agreement shall be subject to the following terms and conditions:

(a) The Investment Adviser and the Trust agree that they will review with the Sub-Advisers any advertisement, sales literature or notice prior to its use that makes reference to the Sub-Advisers or their affiliated persons, or any such name, derivatives, logos, trademarks, service marks or trade names, so that the Sub-Advisers may review the context in which it is referred, it being agreed that the Sub-Advisers shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations.

(b) Upon termination of this Agreement, the Investment Adviser and the Trust shall forthwith cease to use such name, derivatives, logos, trademarks or service marks or trade names.

(c) If the Investment Adviser or the Trust makes any unauthorized use of the Sub-Advisers’ names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Advisers shall suffer irreparable harm for which monetary damages may be inadequate and, thus, the Sub-Advisers shall be entitled to injunctive relief, as well as any other remedy available under law.

In addition, the Investment Adviser and the Trust may use the name of the Sub-Adviser in a factual manner if such use is a fair use or nominative use under the Lanham Act (such as, for example, in regulatory filings made with the SEC or any SRO or in other documents as required by SEC or SRO regulations). Nothing in this Section 18 shall be deemed to have amended, modified or limited the License Agreement in any respect.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:   The Dreyfus Corporation

          Attention: Phil Maisano

          200 Park Avenue

          New York, NY 10166

With a copy to:

          The Dreyfus Corporation

          Attention: Michael Rosenberg

          200 Park Avenue

          New York, NY 10166

For:   Mellon Capital Management Corporation

          Attention: Manager of Client Service

          50 Fremont Street, Suite 3900

          San Francisco, CA 94105

With a copy to:

          Mellon Capital Management Corporation

          Attention: Legal Department

          50 Fremont Street, Suite 3900

          San Francisco, CA 94105

For:   WisdomTree Asset Management, Inc.

          Jonathan Steinberg

          380 Madison Ave.

          21st Floor

          New York, NY 10017

With a copy to:

          WisdomTree Asset Management, Inc.

          Attn: Legal Department

          380 Madison Ave 21st Floor

          New York, NY 10017

20.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 11 and 20 shall survive the termination of this Agreement.

21.	TRUST AND SHAREHOLDER LIABILITY

The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual Trustee of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

This Agreement has been executed as a single Agreement for purposes of convenience only and shall be interpreted as if each Sub-Adviser had entered into a separate Agreement with the Investment Adviser to provide services to each individual Fund specified on Appendix A under such Sub-Adviser’s name.

24.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each Party shall limit access to the Confidential Information to its Affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a Party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder; (ii) is furnished to Licensee by a third party having a lawful right to do so; or (iii) was known to Licensee at the time of the disclosure. Each Party shall give prompt notice to the other of any requests or demands for any Confidential Information made under lawful process by any third parties, prior to disclosure or furnishing of such Confidential Information. Each Party agrees to reasonably cooperate with the other, at the other’s expense, in seeking reasonable protective arrangements to prevent, limit or restrict the disclosure of Confidential Information pursuant to such lawful process. This Agreement shall not be deemed to be Confidential Information.

25.	AUTHORITY TO EXECUTE TRANSACTION DOCUMENTS

Subject to any other written instructions of the Investment Adviser or the Trust, each Sub-Adviser is hereby appointed agent and attorney-in-fact for the limited purposes of executing on behalf of any Fund specified under such Sub-Adviser’s name on Appendix A hereto: account documentation, transaction term sheets and confirmations, certifications regarding the Fund’s status as an accredited investor, qualified institutional buyer or qualified purchaser and certifications regarding other factual matters as may be requested by brokers, dealers or counter parties in connection with its management of the Fund’s assets. However, nothing in this Section 24 shall be construed as imposing a duty on a Sub-Adviser to act in its capacity as attorney-in-fact for the Fund. Any person dealing with a Sub-Adviser in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that a Sub-Adviser is acting solely in the capacity as an agent of the Fund and that any such person must look solely to the Fund for enforcement of any claim against the Fund, as the Sub-Adviser assumes no personal liability to such person whatsoever for obligations of the Fund entered into by the Sub-Adviser in its capacity as attorney-in-fact for the Fund.

26.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

WISDOMTREE ASSET MANAGEMENT, INC.

By:
Name: Jonathan Steinberg
Title: Chief Executive Officer

MELLON CAPITAL MANAGEMENT CORPORATION		THE DREYFUS CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

Updated November 20, 2012

I.	FUNDS FOR WHICH DREYFUS ACTS AS SUB-ADVISER

Emerging Markets Currency

WisdomTree Dreyfus Commodity Currency Fund

WisdomTree Dreyfus Emerging Currency Fund

WisdomTree Dreyfus Brazilian Real Fund

WisdomTree Dreyfus Chinese Yuan Fund

WisdomTree Dreyfus Indian Rupee Fund

WisdomTree Dreyfus South African Rand Fund

Developed Markets Currency

WisdomTree Dreyfus Japanese Yen Fund

Developed Markets Fixed Income

WisdomTree Euro Debt Fund

WisdomTree Australia & New Zealand Debt Fund

The Investment Adviser hereby appoints Dreyfus, and Dreyfus hereby accepts appointment as, the Sub-Adviser for the Funds set forth above.

II.	FUNDS FOR WHICH MELLON CAPITAL ACTS AS SUB-ADVISER

WisdomTree Emerging Markets Local Debt Fund

The Investment Adviser hereby appoints Mellon Capital, and Mellon Capital hereby accepts appointment as, the Sub-Adviser for the Fund set forth above.

WISDOMTREE ASSET MANAGEMENT, INC.

By:
Name: Jonathan Steinberg
Title: Chief Executive Officer

MELLON CAPITAL MANAGEMENT CORPORATION		THE DREYFUS CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

A-1